HRG Group, Inc. Reports First Quarter Results Achieves Consolidated Revenue Growth of 7.4% Over the First Quarter of 2015
NEW YORK - February 5, 2016 -- HRG Group, Inc. (“HRG” or the “Company”; NYSE: HRG), a diversified holding company focused on owning businesses that it believes can, in the long term, generate sustainable free cash flow or attractive returns on investment, today announced its consolidated results for the first quarter of Fiscal 2016 ended on December 31, 2015 (the “Fiscal 2016 Quarter”). The results include HRG's four segments:

•	Consumer Products, which consists of Spectrum Brands Holdings, Inc. and its subsidiaries (“Spectrum Brands”; NYSE: SPB);

•	Insurance, which consists of Front Street Re (Delaware) Ltd. and its subsidiaries (“Front Street”);

•	Energy, which consists of Compass Production Partners, LP and its subsidiaries (“Compass”); and

•	Asset Management, which consists of Salus Capital Partners, LLC (“Salus”), Energy & Infrastructure Capital, LLC (“EIC”) and CorAmerica Capital, LLC (“CorAmerica”).

"HRG reported very strong results this quarter, highlighted by solid consolidated topline growth at HRG overall as well as another excellent performance from the Consumer Products segment, which included record first quarter revenue and Adjusted EBITDA at Spectrum Brands," said Omar Asali, President and Chief Executive Officer of HRG. "We also made excellent progress this quarter executing against our strategic initiatives, which, at Fidelity & Guaranty Life, included advancing the transaction with Anbang; at Spectrum Brands, an increase of the quarterly dividend to $0.38 per SPB share; at Compass, substantially reducing its leverage while maintaining its profitability on an Adjusted EBITDA basis in spite of very challenging commodity market conditions; and overall, significantly reducing our operating expenses, including at the Asset Management segment.

"Looking ahead, we continue to anticipate that the Fidelity & Guaranty Life transaction will close in the upcoming second quarter of calendar year 2016, and expect to realize our return in a tax-efficient manner. We will outline our plan for our use of the proceeds following the closing, but we remain committed to deleveraging and pursuing strategies to maximize shareholder value.

"Looking further into the year, we expect the momentum in Spectrum Brands will continue in Fiscal 2016, and we anticipate record levels of annual revenue, Adjusted EBITDA and free cash flow from that business. We will continue to look for opportunities to grow this important segment throughout 2016 from both organic sources and attractive M&A, and will be supportive in their pursuits of growth."

Important Note Regarding the Presentation of our Insurance Segment:
During the quarter, Fidelity & Guaranty Life (“FGL”; NYSE: FGL) announced it had reached a definitive merger agreement under which Anbang Insurance Group Co., Ltd. and certain of its subsidiaries will acquire FGL for $26.80 per share in cash. At the date of the transaction, the Company owned 47 million shares in FGL, or an 80.4% interest as of December 31, 2015. The transaction, which is subject to customary closing conditions and regulatory approvals, is expected to close in the second quarter of calendar year 2016.

As a result of this agreement, beginning with the first quarter of Fiscal 2016, the Company's investment in FGL has been classified as held for sale on the balance sheet and FGL's operations have been classified as discontinued operations, and results for all periods have been reclassified accordingly. Previously, FGL's results were reflected in the Insurance segment; however, all segment information has been adjusted to exclude FGL's results from this segment. Accordingly, the commentary for the Insurance segment in this release no longer reflects the performance of FGL in either the current or prior year quarters.

First Quarter Fiscal 2016 Consolidated Highlights:

•
HRG recorded total revenues of $1.2 billion for the Fiscal 2016 Quarter, an increase of $84.4 million, or 7.4%, as compared to the first quarter of fiscal 2015 (the "Fiscal 2015 Quarter"), as higher Consumer Products revenues, driven primarily by growth from acquisitions and organic revenue growth, more than offset the impact of unfavorable foreign exchange as well as the impact of net investment losses in Insurance.

•
Consolidated operating income of $35.3 million in the Fiscal 2016 Quarter increased $250.3 million as compared to the $215.0 million of operating loss reported in the Fiscal 2015 Quarter. The increase was due primarily to a lesser amount of impairments and bad debt expense in the current quarter, as described further in the Additional Items section. Excluding the impact of impairments and bad debt expense, operating income of $98.5 million in the Fiscal 2016 Quarter increased $63.7 million, or 183%, due primarily to the impact of the higher revenues in Consumer Products.

•
Results reflect a $21.1 million increase in interest expense relative to the Fiscal 2015 Quarter associated with higher overall debt levels, due primarily to financing activities completed in connection with accretive acquisitions.

•
HRG incurred a tax expense of $1.9 million in the Fiscal 2016 Quarter and a 4.3% effective tax rate as compared to a $6.0 million expense in the Fiscal 2015 Quarter and a (5.1)% effective tax rate. The decrease in tax expense in the current quarter was principally due to the recognition of tax benefits on a portion of current year losses from our Energy and Corporate and Other segments in the U.S. that are more likely than not to be realized based on the expected taxable gain from the FGL transaction.

•
Net income from continuing operations attributable to common stockholders of $11.1 million, or $0.06 per common share attributable to controlling interest during the Fiscal 2016 Quarter, as compared to a net loss from continuing operations attributable to common stockholders of $123.5 million, or $0.63 per common share attributable to controlling interest during the Fiscal 2015 Quarter. The improvement was due primarily to the higher operating income as well as a gain on the sale of certain oil and gas assets, as described more fully in the “Additional Items” section.

•
HRG ended Fiscal 2016 Quarter with corporate cash and investments of approximately $295.4 million (primarily held at HRG and HGI Funding LLC), a decrease of $35.9 million from the comparable balance of $331.3 million held as of September 30, 2015 due primarily to the vesting of previously-awarded variable compensation and related tax settlements.

•
In Fiscal 2016 Quarter, HRG received dividends of $14.8 million from its subsidiaries, comprised of $11.3 million and $0.4 million from the Consumer Products and Asset Management segments, respectively, as well as $3.1 million from FGL.

Additional Items:
Compass Transaction
During the Fiscal 2016 Quarter, Compass completed the previously-announced sale of its Holly, Waskom and Danville assets, which collectively accounted for approximately 38% of Energy segment revenues in Fiscal 2015. Proceeds from the sale were approximately $151.7 million, and the Company recorded a gain of $105.6 million to its Fiscal 2016 Quarter as a result of this transaction. Proceeds from the transaction, along with cash held on Compass' balance sheet, were used to reduce the borrowings under Compass' credit facility by $167.0 million during the quarter, and as a result, as of December 31st, total borrowings outstanding under Compass' credit facility were $160.0 million.
Non-Cash Impairments and Bad Debt Expense
Energy
Pursuant to SEC reporting requirements, Compass performed a ceiling test at the end of the quarter utilizing simple average first day of the month spot prices for the trailing twelve month period for proved reserves, which may not be indicative of actual market values or forward strip prices for those reserves. As a result of this test, Compass recorded a non-cash impairment of $54.4 million to its proved oil and natural gas properties during the quarter, due primarily to the decline in oil and natural gas prices. This impairment is reflected in the Operating income of the Energy segment for the Fiscal 2016 Quarter, and, if oil and gas prices do not increase, additional, non-cash impairments to properties may be required in Fiscal 2016. In the Fiscal 2015 Quarter, Compass recorded $190.0 million of impairments.
Asset Management
During the Fiscal 2016 Quarter, $8.4 million of impairments and bad-debt expense were recorded. As of December 31st, Salus' portfolio of asset-based loans receivable was $153.1 million, a decline of $73.6 million from the comparable balance as of September 30th, as Salus continues to execute the orderly wind down of its operations.
Discontinued Operations
During the Fiscal 2016 Quarter, the Company recorded a $35.6 million loss from discontinued operations to reflect the net impact of FGL's results. This amount includes $90.9 million of deferred tax expense, the majority of which will be offset by tax benefits the Company expects to realize in the subsequent quarters of Fiscal 2016.

Detail on First Quarter Segment Results:
Consumer Products:
Note: Adjusted EBITDA-Consumer Products, as described below, is a non-U.S. GAAP measure that excludes interest, income tax expense, certain purchase accounting fair value adjustments, restructuring and related charges, acquisition and integration related charges, depreciation and amortization expenses and stock-based compensation - see "Non-U.S. GAAP Measures" and the reconciliation of Adjusted EBITDA-Consumer Products to the Consumer Product segment's net income or loss in the tables accompanying this release.

Consumer Products reported consolidated net sales of $1,218.8 million for the Fiscal 2016 Quarter, an increase of $151.0 million, or 14.1%, as compared to the $1,067.8 million reported in the Fiscal 2015 Quarter. The increase was due primarily to the impact of newly acquired businesses and organic growth in certain product categories, including consumer batteries and hardware and home improvement, which more than offset the negative impact of $61.4 million from unfavorable foreign exchange as the Euro weakened relative to the US dollar during the quarter. Excluding the net impact of foreign exchange, sales increased $212.4 million, or 19.9%, as compared to the Fiscal 2015 Quarter, with higher sales in all product categories as compared to Fiscal 2015 except small appliances, which declined due primarily to lower volumes in the product category and increased competitor discounting during the holiday season. Excluding the impacts of both foreign exchange and $144.9 million in revenue from businesses acquired in Fiscal 2015, Consumer Products revenue increased $67.5 million, or 6.3%, on an organic basis over the Fiscal 2015 Quarter.
Gross profit, representing net Consumer Products sales minus Consumer Products cost of goods sold, increased $70.5 million, or 19.0%, to $440.7 million in the Fiscal 2016 Quarter. The increase was driven by the same factors that affected revenue. Gross profit margin, representing gross profit as a percentage of Consumer Products net sales, was 36.2% in the Fiscal 2016 Quarter, an increase of 150 basis points over the Fiscal 2015 Quarter, due, in part, to a shift toward higher margin products and continuing cost improvements.
Operating income increased $26.9 million, or 23.3%, to $142.5 million in the Fiscal 2016 Quarter, as compared to $115.6 million in the Fiscal 2015 Quarter, due primarily to higher profitability in acquired businesses.
Consumer Products adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA-Consumer Products”) was $207.1 million for the Fiscal 2016 Quarter, an increase of $31.3 million, or 17.8%, as compared to the Fiscal 2015 Quarter.
After the close of the Fiscal 2016 Quarter, on January 28, 2016, Spectrum Brands announced that its Board of Directors declared a quarterly dividend of $0.38 per share on Spectrum Brands’ common stock. This is a 15.2% increase in the quarterly dividend declared as compared to the $0.33 quarterly dividend paid per share in connection with the comparable period in Fiscal 2015. Over the past three years, the quarterly dividend Spectrum Brands has paid to its common stockholders has increased 52%.

For more information on HRG's Consumer Products segment, interested parties should read Spectrum Brands' announcements and public filings with the Securities and Exchange Commission, including Spectrum Brands' most recent quarterly earnings announcement, which may be accessed at www.spectrumbrands.com.
Insurance:
Insurance segment revenues declined $44.5 million in the Fiscal 2016 Quarter, from $34.5 million recorded in the Fiscal 2015 Quarter to a loss of $10.0 million. The decrease was due primarily to unrealized losses on underlying securities included in the funds withheld receivable, driven by an increase in risk-free interest rates and widening credit spreads during the quarter, which resulted in lower valuations of the fixed maturity securities in Front Street's funds withheld receivable.
The operating loss for the Fiscal 2016 Quarter reflected a decrease of $5.6 million from the operating income of $5.6 million reported for the Fiscal 2015 Quarter. The decline was due primarily to lower revenues, partially offset by lower insurance liability expenses. Operating expenses were flat compared to the prior year.
Energy:
Note: Adjusted EBITDA-Energy is a non-U.S. GAAP measure that excludes interest expense, depreciation, amortization and depletion, accretion of discount on asset retirement obligations, non-cash write-downs of assets, gain on remeasurement of investment to fair value, gain on sale of oil and gas properties, non-recurring other operating items, non-cash changes in the fair value of derivatives, cash settlements on derivative financial instruments and stock-based compensation - see “Non-U.S. GAAP Measures” and a reconciliation of Adjusted EBITDA-Energy to the Energy segment's operating income below.

Oil and natural gas revenues were $16.8 million for the Fiscal 2016 Quarter, a decrease of $17.5 million, or 51.0%, from the $34.3 million of revenues in the Fiscal 2015 Quarter. The decline was due primarily to lower prices for oil, natural gas and natural gas liquids, as the average sales price per barrel for oil and natural gas liquids declined by 39% and 40%, respectively, in Fiscal 2016 as compared to Fiscal 2015 Quarter. Revenue in both periods was further affected by the expected decreases in natural gas production as well as the disposition of the Holly, Waskom and Danville assets as of December 1, 2015.
Operating loss for the Fiscal 2016 Quarter was $64.5 million, an improvement of $130.5 million from the operating loss of $195.0 million recorded in the Fiscal 2015 Quarter. The improvement was due primarily to a lesser amount of ceiling test impairment in the current quarter as discussed in the "Additional Items" section. Excluding impairments, the operating loss of $10.1 million in the Fiscal 2016 Quarter compared to an operating loss of $5.0 million in the Fiscal 2015 Quarter, with the decline in profitability due primarily to the impact of the lower revenues.
Energy segment adjusted earnings before interest, taxes, depreciation and amortization ("Adjusted EBITDA-Energy") was $6.3 million for the Fiscal 2016 Quarter, a decrease of $6.6 million, or 51.2%, from the $12.9 million recorded in the Fiscal 2015 Quarter.
For the Fiscal 2016 Quarter, the Energy segment's production was 106 Mbbl of oil, 129 Mbbl of natural gas liquids and 5,115 Mmcf of natural gas. In the Fiscal 2016 Quarter, average daily production at Compass was 71 Mmcfe as compared to 85 Mmcfe in the Fiscal 2015 Quarter, with the decrease due primarily to the disposition of the Holly, Waskom and Danville assets as of December 1, 2015, as well as the impact of natural production declines.
Asset Management:
The Asset Management segment reported revenues of $6.0 million for the Fiscal 2016 Quarter, a decrease of $2.0 million, or 25.0%, from the $8.0 million reported in the Fiscal 2015 Quarter. The decrease was due primarily to a lower amount of interest income generated at Salus, which is in the process of winding down its operations and maximizing the recovery of capital from the existing loan portfolio. As of December 31, 2015, Salus, together with its affiliated co-lender Front Street Re, had $153.1 million of loans outstanding, net of allowance for credit losses of $43.7 million.
The Asset Management segment reported an operating loss of $9.1 million for the Fiscal 2016 Quarter, a decline of $7.9 million as compared to the operating loss of $1.2 million for the Fiscal 2015 Quarter. The decrease in profitability was due primarily to the impairments and bad debt expense described in the Additional Items section. Excluding the impact of impairments and bad debt expense from both periods, the operating losses of $0.7 million in the Fiscal 2016 Quarter improved $0.9 million from for the Fiscal 2015 Quarter, reflecting a reduction in operating expenses at Salus.
Conference Call
HRG Group, Inc. will host a live conference call to discuss its results on Friday, February 5, 2016 at 10:00 a.m. Eastern Standard Time. To join the event, participants may call 1.844.856.8663 (U.S. callers) or 1.779.232.4737 (international callers), using conference ID number 79310320. Alternatively, a live webcast of the conference call can be accessed by interested parties through the Investor Relations section of the HRG Website, www.HRGgroup.com.

For those unable to listen to the live broadcast of the conference call, a telephonic replay of the call will be available through midnight February 8, 2016 by dialing 1.855.859.2056 (U.S. callers) or 1.404.537.3406 (international callers), ID number 79310320. A replay will also be available on the Company's website.
About HRG Group, Inc.
HRG Group, Inc. is a diversified holding company focused on owning businesses that the Company believes can, in the longer term, generate sustainable free cash flow or attractive returns on investment. The Company's principal operations are conducted through businesses that: offer branded consumer products (such as consumer batteries, residential locksets, residential builders' hardware, faucets, shaving and grooming products, personal care products, small household appliances, specialty pet supplies, lawn, garden and home pest control products, personal insect repellents, and auto care products); offer life insurance and annuity products; provide asset-backed loans; and own energy assets. HRG is headquartered in New York and traded on the New York Stock Exchange under the symbol HRG. For more information on HRG, visit: www.HRGgroup.com.
Forward Looking Statements
“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995: This document contains, and certain oral statements made by our representatives from time to time may contain, forward-looking statements, including those statements regarding the completion of the merger between FGL and Anbang, the Company's use of proceeds from the FGL merger, expected dividends from our subsidiaries, our or our subsidiaries' capital needs and potential acquisitions, dispositions or other transactions by us or our subsidiaries, and expectations with respect to foreign exchange rates and commodity prices. Generally, forward-looking statements include information concerning possible or assumed future distributions from subsidiaries, other actions, events, results, strategies and expectations and are identifiable by use of the words "believes," "expects," "intends," "anticipates," "plans," "seeks," "estimates," "projects," "may," "will," "could," "might," or "continues" or similar expressions. Such forward-looking statements are subject to risks and uncertainties that could cause actual results, events and developments to differ materially from those set forth in or implied by such statements. These statements are based on the beliefs and assumptions of HRG's management and the management of HRG's subsidiaries (including target businesses). Factors that could cause actual results, events and developments to differ include, without limitation: the ability of HRG subsidiaries to close previously announced transactions; the ability of HRG's subsidiaries (including, target businesses following their acquisition) to generate sufficient net income and cash flows to make upstream cash distributions; the decision of HRG subsidiaries' boards to make upstream cash distributions, which is subject to numerous factors such as restrictions contained in applicable financing agreements, state and regulatory restrictions and other relevant considerations as determined by the applicable board; HRG's liquidity, which may be impacted by a variety of factors, including the capital needs of HRG's current and future subsidiaries; capital market conditions; commodity market conditions; foreign exchange rates; HRG's and its subsidiaries' ability to identify, pursue or complete any suitable future acquisition or disposition opportunities, including realizing such transaction's expected benefits, efficiencies/cost avoidance or savings, income and margins, growth, economies of scale, streamlined/combined operations, economic performance and conditions to, and the timetable for, completing applicable financial reporting requirements; litigation; potential and contingent liabilities; management's plans; changes in regulations; taxes; and the risks that may affect the performance of the operating subsidiaries of HRG and those factors listed under the caption "Risk Factors" in HRG's most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, filed with the Securities and Exchange Commission. All forward-looking statements described herein are qualified by these cautionary statements and there can be no assurance that the actual results, events or developments referenced herein will occur or be realized. Neither

HRG nor any of its affiliates undertake any obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operation results, except as required by law.
Non-U.S. GAAP Measures
Management believes that certain non-U.S. GAAP financial measures may be useful in certain instances to provide additional meaningful comparisons between current results and results in prior operating periods. Reconciliations of such measures to the most comparable U.S. GAAP measures are included herein.
Adjusted EBITDA is a non-GAAP financial measure used in our Consumer Products (“Adjusted EBITDA - Consumer Products”) and Energy (“Adjusted EBITDA - Energy”) segments and one of the measures used for determining Spectrum Brands and Compass’ debt covenant compliance. Earnings before interest, taxes, depreciation and amortization (“EBITDA”) represent net income adjusted to exclude interest expense, income taxes and depreciation, depletion and amortization. Adjusted EBITDA excludes certain items that are unusual in nature or not comparable from period to period and other non-recurring operating items, accretion of discount on asset retirement obligations, non-cash changes in the fair value of derivatives, non-cash write-downs of assets, and stock-based compensation. Adjusted EBITDA is a metric used by management and frequently used by the financial community and provides insight into an organization's operating trends and facilitates comparisons between peer companies, since interest, taxes, depreciation and amortization can differ greatly between organizations as a result of differing capital structures and tax strategies. Adjusted EBITDA can also be a useful measure of a company’s ability to service debt. Computations of EBITDA and Adjusted EBITDA may differ from computations of similarly titled measures of other companies due to differences in the inclusion or exclusion of items in our computations as compared to those of others.
While management believes that non-U.S. GAAP measurements are useful supplemental information, such adjusted results are not intended to replace U.S. GAAP financial results and should be read in conjunction with those U.S. GAAP results.

For further information contact:

HRG Group, Inc. James Hart, SVP Communications Tel: 212.906.8542 Email: jhart@HRGgroup.com

Source: HRG Group, Inc.
(Tables Follow)

HRG GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)

	December 31, 2015	September 30, 2015
	(Unaudited)	(As Adjusted)
ASSETS
Investments	$155.6	$278.9
Cash and cash equivalents	576.4	695.2
Funds withheld receivables	1,664.0	1,710.1
Receivables, net	636.9	632.9
Inventories, net	867.7	780.8
Deferred tax assets	303.4	51.2
Properties, including oil and natural gas properties, net	664.3	798.4
Goodwill	2,478.1	2,487.4
Intangibles	2,445.3	2,480.3
Other assets	143.6	134.3
Assets of business held for sale	25,097.5	24,984.5
Total assets	$35,032.8	$35,034.0

LIABILITIES AND EQUITY
Insurance reserves	$1,827.1	$1,856.0
Debt	6,285.4	6,310.5
Accounts payable and other current liabilities	854.1	1,095.6
Employee benefit obligations	84.7	92.9
Deferred tax liabilities	905.0	574.5
Other liabilities	72.7	95.5
Liabilities of business held for sale	23,630.8	23,420.9
Total liabilities	33,659.8	33,445.9

Commitments and contingencies

HRG Group, Inc. shareholders' equity:
Common stock	2.0	2.0
Additional paid-in capital	1,430.3	1,458.5
Accumulated deficit	(867.0)	(833.1)
Accumulated other comprehensive loss	(174.3)	(40.7)
Total HRG Group, Inc. shareholders' equity	391.0	586.7
Noncontrolling interest	982.0	1,001.4
Total shareholders' equity	1,373.0	1,588.1
Total liabilities and equity	$35,032.8	$35,034.0

HRG GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share data)

	Three months ended December 31,
	2015	2014
	(Unaudited)
Revenues:
Net consumer and other product sales	$1,218.8	$1,088.8
Oil and natural gas	16.8	34.3
Net investment income	20.3	24.1
Net investment losses	(32.0)	(6.5)
Insurance and investment product fees and other	2.3	1.1
Total revenues	1,226.2	1,141.8
Operating costs and expenses:
Cost of consumer products and other goods sold	778.1	712.0
Oil and natural gas direct operating costs	17.1	20.5
Benefits and other changes in policy reserves	0.8	17.8
Selling, acquisition, operating and general expenses	308.1	336.2
Impairments and bad debt expense	63.2	249.8
Amortization of intangibles	23.6	20.5
Total operating costs and expenses	1,190.9	1,356.8
Operating income (loss)	35.3	(215.0)
Interest expense	(97.5)	(76.4)
Gain on sale of oil and gas properties	105.6	—
Gain upon gaining control of equity method investment	—	141.2
Other income, net	1.1	32.8
Income (loss) from continuing operations before income taxes	44.5	(117.4)
Income tax expense	1.9	6.0
Net income (loss) from continuing operations	42.6	(123.4)
(Loss) income from discontinued operations, net of tax	(35.6)	17.0
Net income (loss)	7.0	(106.4)
Less: Net income attributable to noncontrolling interest	40.9	3.4
Net loss attributable to controlling interest	$(33.9)	$(109.8)

Amounts attributable to controlling interest:
Net income (loss) from continuing operations	$11.1	$(123.5)
Net (loss) income from discontinued operations	(45.0)	13.7
Net loss attributable to controlling interest	$(33.9)	$(109.8)

Net loss per common share attributable to controlling interest:
Basic income (loss) from continuing operations	$0.06	$(0.63)
Basic (loss) income from discontinued operations	(0.23)	0.07
Basic	$(0.17)	$(0.56)

Diluted income (loss) from continuing operations	$0.06	$(0.63)
Diluted (loss) income from discontinued operations	(0.23)	0.07
Diluted	$(0.17)	$(0.56)

HRG GROUP, INC. AND SUBSIDIARIES
RESULTS OF OPERATIONS BY SEGMENT
(In millions)

	Fiscal Quarter
	2016	2015

Revenues:
Consumer Products	$1,218.8	$1,067.8
Insurance	(10.0)	34.5
Energy	16.8	34.3
Asset Management	6.0	8.0
Intersegment elimination	(5.4)	(23.8)
Consolidated segment revenues	1,226.2	1,120.8
Corporate and Other	—	21.0
Total revenues	$1,226.2	$1,141.8

Operating income (loss):
Consumer Products	$142.5	$115.6
Insurance	—	5.6
Energy	(64.5)	(195.0)
Asset Management	(9.1)	(1.2)
Intersegment elimination	(19.0)	(16.2)
Total segment operating income (loss)	49.9	(91.2)
Corporate and Other and eliminations	(14.6)	(123.8)
Consolidated operating income (loss)	35.3	(215.0)
Interest expense	(97.5)	(76.4)
Gain on sale of oil and gas properties	105.6	—
Gain upon gaining control of equity method investment	—	141.2
Other income, net	1.1	32.8
Income (loss) from continuing operations before income taxes	$44.5	$(117.4)

HRG GROUP, INC. AND SUBSIDIARIES
ADJUSTED EBITDA AND ADJUSTED OPERATING INCOME RECONCILIATIONS
(In millions)
The table below shows the adjustments made to the reported net income of the Consumer Products segment to calculate its Adjusted EBITDA (unaudited):

	Fiscal Quarter
Reconciliation to reported net income:	2016	2015
Reported net income - Consumer Products segment	$73.7	$50.0
Add back:
Interest expense	58.4	44.4
Income tax expense	6.9	20.5
Depreciation and amortization, net of accelerated depreciation
Depreciation of properties	23.0	18.6
Amortization of intangibles	23.6	20.5
EBITDA - Consumer Products segment	185.6	154.0
Stock-based compensation	10.1	5.4
Restructuring and related charges	1.2	7.4
Acquisition and integration related charges	9.9	8.1
Other	0.3	0.9
Adjusted EBITDA - Consumer Products segment	$207.1	$175.8
The table below shows the adjustments made to the reported net income (loss) of the Energy segment to calculate its Adjusted EBITDA (unaudited):

	Fiscal Quarter
Reconciliation to reported net income (loss):	2016	2015
Reported net income (loss) - Energy segment	$38.3	$(39.5)
Interest expense	4.6	4.5
Depreciation, amortization and depletion	6.5	13.5
EBITDA - Energy segment	49.4	(21.5)
Accretion of discount on asset retirement obligations	0.6	0.6
Impairments and bad debt expense	54.4	190.0
Gain on sale of oil and gas properties	(105.6)	—
Gain on remeasurement of investment to fair value	—	(141.2)
Non-recurring other operating items	1.0	1.0
Gain on derivative financial instruments	(1.8)	(18.7)
Cash settlements on derivative financial instruments	8.3	2.4
Stock based compensation expense	—	0.3
Adjusted EBITDA - Energy segment	$6.3	$12.9